Putnam American Government Income Fund, March 31, 2016, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		5,365
Class B		47
Class C		160
Class M		16

72DD2 (000s omitted)

Class R		60
Class R5		9
Class R6		67
Class Y		598

73A1

Class A		.110
Class B		.078
Class C		.078
Class M		.098

73A2

Class R		.098
Class R5		.122
Class R6		.127
Class Y		.122

74U1	(000s omitted)

Class A		47,679
Class B		614
Class C		2,337
Class M		154

74U2	(000s omitted)

Class R		623
Class R5		73
Class R6		564
Class Y		4,824

74V1

Class A		8.76
Class B		8.68
Class C		8.72
Class M		8.83

74V2

Class R		8.77
Class R5		8.74
Class R6		8.73
Class Y		8.73


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.